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                                                                   Exhibit 10.23


                             JOINT VENTURE AGREEMENT

           This Agreement dated as of March 24, 2000 (the "Agreement"), by and between Seafont Pty. Ltd., a corporation incorporated under the laws of Australia with a principal address at Level 2, 31 Bligh Street Sydney, Australia ("Seafont") and eNote.com, Inc., a corporation incorporated under the laws of the State of Delaware, having its principal office at 185 Allen Brook Lane, Williston, Vermont 05495, USA ("eNote").

                              W I T N E S S E T H:

         WHEREAS, eNote has designed, developed and is marketing in the United States an Internet appliance including a wireless keyboard and set-top box (the "Client") to permit users to access via a telephone line and view via television e-mail and selected Internet web pages ("TVemail(TM)").

         WHEREAS, eNote has designed, engineered and developed a system of software and hardware to implement TVemail(TM). This system is comprised of the TVemail(TM) appliances, including the wireless keyboard and set-toP box, eNote's proprietary software (including, but not limited to, all Object Code and Source Code in whatever form), eNote's proprietary client/server architecture and database (the "Backbone"), together with all new versions, upgrades, alterations, localizations and other modifications and improvements to the TVemail(TM) and Backbone and any component thereof, and instructions and documentation provided as a unit therewith (collectively, the "TVemail(TM) System").

         WHEREAS, Seafont and its Affiliates, including, but not limited to Kelley Group Holdings Pty. Ltd., control a large number of distribution channels and retail locations within the Territory (as defined herein).

         WHEREAS, eNote and Seafont (collectively, the "Parties" and each a "Party") desire to enter into a relationship and this Agreement to create an Australian corporation ("eNote.com Australia") to distribute, market and sell a localized version of TVemail(TM) in the Territory.

         WHEREAS, neither Seafont nor eNote.com Australia will engage in any business involving TVemail(TM) or an analogous product outside the Territory.

         WHEREAS, eNote.com Australia shall initially be owned equally by Seafont and eNote.

         WHEREAS, eNote shall at all times control 52% of the voting power of the shareholders of eNote.com Australia in a manner sufficient for eNote to satisfy certain conditions contained in its directors and officers liability insurance policy and its product liability insurance policy as well as consolidate eNote.com Australia with eNote for financial reporting purposes under U.S. generally accepted accounting principals.

         WHEREAS, eNote shall provide to the eNote.com Australia a version of the TVemail(TM) System, localized to operate in the Territory.

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         WHEREAS, eNote shall perform all work associated with the TVemail(TM)
System and any localized version thereof and no alterations or modifications shall be made to the TVemail(TM) System or any component thereof, including, but not limited to any changes regarding power supply, modem approval or telephony interface, except at the direction of eNote.

         WHEREAS, Seafont shall contribute to eNote Australia its, expertise, knowledge and experience in the electronics retail market within the Territory and shall provide access to its distribution channels and retail locations to market, distribute and sell TVemail(TM) throughout the Territory.

         WHEREAS, eNote shall enter into a License, Technical Assistance, Supply and Distribution Agreement with eNote Australia to effectuate the objectives of this Agreement.

         WHEREAS, each Party shall contribute an equal amount of capital to eNote Australia.com.

          NOW, THEREFORE, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          The following terms shall, for the purposes of this Agreement, have the following meanings, except as otherwise expressly provided herein (terms defined in the singular or the plural include the plural or the singular, as the case may be):

         1.1 "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, that Person. For purposes of this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         1.2 "Agreement" shall mean this Agreement and any Schedules, Exhibits and Certificates attached to this Agreement.

         1.3 "Appraised Value" shall have the meaning given to that term in
Section 9.5.

         1.4 "Appraisal Report" shall have the meaning given to that term in
Section 9.5

         1.5 "Backbone" shall the meaning set forth in the whereas clauses to this Agreement.

         1.6 "Breakeven" shall mean positive cash flow from operating activities, less: (i) the sum of cash used in investing activities; and (ii) payments under capital lease obligations, as such items are reflected on a statement of cash flows prepared in accordance with U.S. generally


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accepted accounting principles (such terms having the meanings given in U.S.
generally accepted accounting principles) eNote.com Australia shall be deemed to have reached Breakeven on the last day of the fourth fiscal quarter if the foregoing definition is satisfied for each of four (4) full consecutive fiscal quarters succeeding such day (whether or not such period constitutes a calendar or fiscal year).

         1.7 "Australian Board" shall mean the Board of Directors (or its equivalent) of eNote.com Australia.

         1.8 "Business" shall have the meaning given to that term in Section 2.1(a).

         1.9 "Business Day" shall mean any day on which commercial banks are not authorized or required to close in New York, New York, U.S.A. or Sydney, Australia.

         1.10 "Business Plan" shall mean: (i) the business plan agreed upon by the Parties prior to the Closing Date, covering the period commencing on the Closing Date and ending on a date agreed to by the Parties, for the Business and eNote.com Australia, and (ii) after such period and in all other cases, an annual capital, revenue and expense plan, including a profit and loss statement and a statement of cash flows for eNote.com Australia, together with a quarterly cash funding plan with dates of funding, plus marketing, operational and other business strategies, reflecting the financial objectives and requirements of eNote.com Australia.

         1.11 "Call Option" shall mean eNote's option to acquire the equity interests of Seafont in eNote.com Australia as further set forth in Section 9.3 hereof.

         1.12 "Closing" shall have the meaning set forth in Section 11.1 hereof.

         1.13 "Closing Date" shall mean that date identified in Section 11.1 hereof.

         1.14 "Competitor" shall mean an entity which is engaged in the development, design, or distribution of an Internet appliance offering e-mail and web browsing capabilities using the television as the display device for such activities.

         1.15 "Deadlock Notice" shall mean a notice given by a Party to the other Party that the following conditions have been satisfied and that the Party giving Notice is invoking the Deadlock Provisions contained in Section 9.3: (i) the parties cannot come to an agreement as to an activity to be engaged in by eNote.com Australia that requires the consent of both the Parties hereto; (ii) the parties have negotiated in good faith to come to an agreement regarding the disputed activity for at least thirty (30) days; and (iii) the disputed activity could reasonably be anticipated to have a material effect on the Business or eNote.com Australia.

         1.16 "Determination Date" shall mean the first date on which either a Financing Event occurs or Breakeven is reached.

         1.17 "Distributable Cash" shall mean, with respect to any relevant period, "positive cash flow" (determined by deducting from cash flow from operating activities the sum of cash


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used in investing activities and payments under capital lease obligations, as reflected on a statement of cash flows prepared in accordance with U.S. generally accepted accounting principles) but excluding funds from capital contributions or loans and further excluding a reserve, in an amount reasonably determined by the Australian Board in its business judgment to be necessary or appropriate for cash disbursements (other than for repayment of principal under the Loan Facility) including, but not limited to, provision for the payment of all outstanding and unpaid current obligations of eNote.com Australia as of such time.

         1.18 "Effective Date" shall have the meaning given to that term in
Section 8.1.

         1.19 "eNote.com Australia" shall mean that entity which is to be formed prior to Closing, which shall be a corporation organized under the laws of Australia, which shall conduct the Business and which shall be owned and operated, directly or indirectly, by the Parties in accordance with this Agreement.

         1.20 "eNote's Proprietary Technology" shall mean and include the eNote brand, the TVemail(TM) System, any component thereof or any of the technology, software, trade secrets, trademarks, trademark applications, patents, patent applications, instruction manuals, installation manuals or other intellectual property licensed pursuant to the License Agreement, or any hardware or software provided by eNote to eNote.com Australia or any other intellectual property otherwise owned by or assigned to eNote, including any intellectual property covered by Section 7.4 hereof.

         1.21 "Financing Event" shall mean an infusion of capital paid to eNote Australia, by a Person or Persons other than the Parties and their Affiliates, either in exchange for equity or debt of eNote Australia in an amount not less than Two Million U.S. Dollars $2,000,000.

         1.22 "Governmental Body" shall mean any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Union), any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory authority thereunder.

         1.23 "IPO" shall have the meaning set forth in Section 9.7.

         1.24 "IPO Put Right" shall have the meaning given to that term in
Section 4.2.

         1.25 "IPO Target Date" shall have the meaning given to that term in
Section 4.2.

         1.26 "License Agreement" shall have the meaning given to that term in
Section 7.1.

         1.27 "Localization Costs" shall mean the fully burdened costs of eNote to localize the TVemail(TM) System to operate in the Territory, network properly with eNote's Backbone and make other technical changes to the TVemail(TM) System as approved by the Australian Board and in accordance with this Agreement.

         1.28 "Managing Director" shall the meaning set forth in Section 3.3 hereof.


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         1.29 "Marks" shall have the meaning set forth in Section 7.7 hereof.

         1.30 "Object Code" shall mean: (i) machine executable programming instructions, substantially in binary form, which are intended to be directly executable by an operating system after suitable processing and linking, but without the intervening steps of compilation or assembly; or (ii) other executable code (e.g., programming instructions written in procedural or interpretive languages).

         1.31 "Person" shall mean an individual, sole proprietorship, corporation, partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, bank, trust company, land trust, business trust or other organization, or a Governmental Body, or their equivalent under the applicable legal system.

         1.32 "Put Option" shall mean eNote's option to sell its equity interests in eNote.com Australia to Seafont as further set forth in Section 9.3 hereof

         1.33 "Source Code" shall mean the human readable form of Object Code and related system documentation, including comments, procedural language and material useful for understanding, implementing and maintaining such instructions (for example, logic manuals, flow charts and principles of operation).

         1.34 "Territory" shall mean all of the countries listed on Exhibit A.

         1.35 "Transfer" shall mean the direct or indirect sale, transfer, pledge, assignment or other disposition of or mortgage, hypothecation, or other encumbrance or permitting or suffering of any encumbrance of all or any part of the equity interests in eNote.com Australia; provided, however, that the term "Transfer" shall not include the pledge of all or any part of the equity interest in eNote.com Australia held by a Party to secure indebtedness of such Party owing to a lender so long as such lender agrees and acknowledges in writing, as part of such pledge, that the interests of such lender are, and shall at all times be, subject to the terms and conditions of this Agreement, and that such pledge (and the rights of the lender) is at all times subordinate to the rights of the other Party pursuant to this Agreement. No lender may foreclose on a pledge without complying with the provisions of Section 9.4.

         1.36 "TVemail(TM)" shall have the meaning set forth in the whereas clauses to this Agreement.

         1.37 "TVemail(TM) System" shall have the meaning set forth in the whereas clauses to this Agreement.


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                                   ARTICLE II
                         PURPOSE AND SCOPE OF AGREEMENT

         2.1 PURPOSE.

         (a) Seafont and eNote jointly undertake to: market and distribute, only within the Territory, an internet appliance product similar to the TVemail(TM) product which is being offered by eNote to consumers in the United States and to support the infrastructure necessary to provide e-mail and selected Internet service to consumers within the Territory via such appliances (the "Business").

         (b) The joint business relationship between Seafont and eNote will permit the parties to leverage the concept and technical innovations of the TVemail(TM) System and Seafont's expertise and experience with marketing, distribution and management within the Territory.

         (c) Except as explicitly set forth in this Agreement or in the License Agreement, neither Seafont nor eNote (or their respective Affiliates) shall have any obligation to the other to conduct business exclusively with the other Party, to offer business opportunities to the other party or to refrain from competition in any manner whatsoever regardless whether the Parties are jointly engaged in (or may also engage in) a particular activity at a particular time.

         2.2 NO PARTNERSHIP.

         Nothing in this Agreement shall be construed as creating between the Parties a partnership, fiduciary or other similar relationship or a joint venture except as expressly provided for herein. Nothing in this Agreement shall create or imply any exclusive relationship or any obligation to inform the other Party, offer to the other Party (or eNote.com Australia) or to include the other Party in any opportunity which may be available to one of the Parties in the future, regardless of the relationship between such opportunity and the Business.

         2.3 OVERALL CONDUCT OF BUSINESS.

         (a) The Business shall be conducted through joint participation by the Parties in an independent corporate entity, eNote.com Australia.

         (b) Each Party shall hold its interest in eNote.com Australia either directly or through one or more Affiliates in accordance with Section 9.2. eNote shall initially own fifty percent (50%) of the issued and outstanding common stock of eNote.com Australia and Seafont shall initially own the other fifty percent (50%) of the issued and outstanding common stock of eNote.com Australia, provided, however, that Seafont shall grant eNote an irrevocable proxy to vote that number of Seafont's shares such that eNote shall control fifty-two percent (52%) of the voting power of the shareholders of eNote.com Australia as more fully set forth in Section 5.6 hereof.


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         (c) No Party shall have the right to represent the other Party in negotiations with third parties. Subject to the prior explicit approval of the represented Party, no Party shall have the right to enter into an agreement with a third party for the account of the other Party or for their joint account, except as expressly provided herein. The Party entering such unauthorized agreement or causing such liability shall hold the other Party harmless for any claims raised by a third party.

         (d) The Business shall not under any circumstances be conducted in any way outside the geographical limits of the Territory unless otherwise agreed to explicitly by the Parties in writing.

                                    ARTICLE 3
                                ENTITY FORMATION

         3.1 FORMATION AND ORGANIZATIONAL DOCUMENTS:

         (a) Prior to the Closing Date, Seafont shall cause eNote.com Australia to be legally and validly formed under the laws of the Commonwealth of Australia as a company limited by shares.

         (b) eNote.com Australia, to the extent legally available, shall have the name "eNote.com Australia" with such suffixes as are required under the laws of its formation, or such other name as shall be mutually agreed upon by the Parties.

         (c) The certificate of incorporation, articles of association, or memorandum (or other similar constituent documents as are specified by the laws of its formation) which are to be filed with the appropriate governmental authority to create eNote.com Australia shall be delivered by Seafont to eNote prior to such filing and shall be subject to eNote's approval. No change or amendment shall be made to such constituent documents without the consent of both Parties.

         (d) Prior to the Closing, Seafont and eNote shall agree on the Bylaws which shall be adopted by the Parties. No change or amendment shall be made to such Bylaws without the unanimous consent of both Parties.

         3.2 BOARD OF DIRECTORS: The Parties, as shareholders of eNote.com Australia, shall cause eNote.com Australia to have five (5) directors who shall compose the Australian Board. Each of the Parties shall have the right to nominate two (2) nominees to the Australian Board. The Parties agree to vote their shares of eNote.com Australia to elect such nominees. In addition to each of the Party's Nominees, each of the Parties shall cause the Managing Director to be elected to the Australian Board. The Parties agree that the initial Directors shall be those persons set forth on Exhibit B hereto.

         3.3 MANAGING DIRECTOR: As soon as possible after the execution and delivery of this Agreement, the Parties shall appoint an officer (the "Managing Director"), who shall be the Managing Director of eNote.com Australia and shall:


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         (a) prepare reports and recommendations for presentation to the
Australian Board, including, without limitation, in respect of decisions which require the approval of the Australian Board and/or the Parties as shareholders of eNote.com Australia;

         (b) prepare a Business Plan in cooperation with eNote's Chief Financial Officer for eNote.com Australia which shall be presented to the Australian Board for approval as well as overall strategic, marketing, advertising and other general plans for eNote.com Australia;

         (c) implement the resolutions of the Australian Board;

         (d) advise, supervise and coordinate the business, operations and management of eNote.com Australia and oversee all day to day operating aspects of the Business.

         3.4 DESIGNATION OF MANAGING DIRECTOR/TERMS OF EMPLOYMENT.

           Notwithstanding anything to the contrary contained in this Agreement, Seafont shall have the exclusive right to designate an individual (in accordance with the procedures described below) to be employed as the Managing Director. eNote shall have the right to reject such nominee for good and sufficient cause. Unless rejected by eNote consistent with the foregoing, the nominee shall be designated as the Managing Director of eNote.com Australia. The Managing Director shall be an employee of eNote.com Australia and his or her salary and benefits shall be paid by and through eNote.com Australia. The Managing Director shall enter into an employment agreement with eNote.com Australia, satisfactory to each of the Parties and approved by the Australian Board, consistent with the principles of this Agreement.

         3.5 ISSUANCE OF SHARES. On the Closing Date, and upon each of the Parties satisfying their respective initial capital contribution obligations as provided for in this Agreement and the Business Plan, eNote and Seafont shall each be entitled to receive fully paid and nonassessable shares of common stock representing 50% percent of the issued and outstanding equity interests of eNote.com Australia.

                                   ARTICLE IV
                              CAPITAL CONTRIBUTIONS

         4.1 CAPITAL CONTRIBUTIONS BY THE PARTIES. On the Closing Date each Party shall contribute Two Hundred Fifty Thousand U.S. Dollars ($250,000) in immediately available funds to the account of eNote.com Australia as specified by the Managing Director of eNote.com Australia in consideration for the Common Stock to be issued to each of the Parties pursuant to Section 3.5. The contributed capital shall be used only for the payment of approved expenditures contained in the Business Plan.

         4.2 NON-IPO PUT RIGHT. If an IPO has not been consummated by eNote.com Australia on or before the one and a half year anniversary of the Closing Date (the "IPO Target Date"), then Seafont shall have a put right (the "IPO Put Right") to require eNote to purchase Seafont's entire equity interest in eNote.com Australia for an aggregate purchase price equal to two times the amount of capital contributed to eNote.com Australia by Seafont. Provided that an



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IPO has not occurred, Seafont shall provide written notice to eNote thirty (30)
days prior to the IPO Target Date giving notice that it is exercising its IPO Put Right. In the event that an IPO is not consummated on or before the IPO Target Date following such notice, ten (10) days after the IPO Target Date Seafont shall transfer all of its shares in eNote.com Australia to eNote in consideration for that number of shares of eNote Common Stock, par value $.01 per share, equal to the quotient of (a) two times the aggregate amount of capital contributed by Seafont to eNote.com Australia in U.S. Dollars, divided by (b) the Fair Market Value of a share of eNote Common Stock. For purposes of this section, the Fair Market Value of a share of eNote Common Stock shall equal the (i) the closing sales price on the preceding business day, of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and asked prices for a share of Common Stock on the preceding business day as quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or (iii) if not quoted on the Nasdaq, the average of the closing bid and asked prices for a share of Common Stock as quoted by the National Quotation Bureau's "Pink Sheets" or the National Association of Securities Dealers' OTC Bulletin Board System over on the preceding business day. If the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by reference to the last known sale of Common Stock to an unaffiliated third party in an arms length transaction.

                                    ARTICLE V
                      MANAGEMENT OF THE eNOTE.COM AUSTRALIA

         5.1 MATTERS REQUIRING JOINT ACTION AS SHAREHOLDERS. Subject to applicable law, eNote and Seafont agree that any activities by eNote.com Australia in respect of the following matters shall require the consent and approval of each of eNote and Seafont as shareholders thereof, or, if such a requirement is not possible, that the Parties adopt a joint position in respect of any such decision that the Australian Board shall consider in connection with approving any action regarding such activity:

         (a) approval of any strategic plan;

         (b) the adoption, amendment or repeal of any provisions of the charter documents of eNote.com Australia;

         (c) the issuance, redemption, repurchase or retirement of any securities of eNote.com Australia (including any option, warrant or other right to purchase an interest in eNote.com Australia, or any securities convertible or exchangeable into the same);

         (d) the sale, transfer or disposal of assets of eNote.com Australia in excess of One Hundred Thousand U.S. Dollars ($100,000) per fiscal year (excluding inventory sold in the ordinary course of business);

         (e) any merger or consolidation of eNote.com Australia with or into another entity;


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         (f) the organization of, or the acquisition or disposition of, any interest in another entity by eNote.com Australia other than for purposes of cash management on a short term basis with a recognized money market institution;

         (g) the borrowing of funds in excess of Two Hundred Thousand Dollars ($200,000) in U.S. Dollars per fiscal year by eNote.com Australia;

         (h) the sale, sublicense, encumbrance or other transfer of any intellectual property rights by eNote.com Australia in a manner inconsistent with this Agreement or the License Agreement;

         (i) the filing by eNote.com Australia of a petition for liquidation, dissolution or seeking protection from creditors of eNote.com Australia;

         (j) approval of the annual operating budget and Business Plan of eNote.com Australia;

         (k) any decision involving a declaration of dividends eNote.com Australia;

         (l) any decision involving the approval of a material agreement between one of Seafont, eNote or their respective Affiliates and eNote.com Australia including but not limited to any guarantee given by Seafont or eNote or their respective Affiliates on behalf of eNote.com Australia;

         (m) any action outside the scope of the Business;

         (n) any action by eNote Australia outside the Territory;

         (o) any early repayment of indebtedness by eNote.com Australia;

         (p) adoption of the initial marketing strategy and approval of any substantial change in the marketing strategy of eNote.com Australia including the pricing of products and decisions regarding distribution and licensing;

         (q) knowingly entering into a transaction or arrangement with a Competitor;

         (r) entering into any contract potentially requiring an aggregate of payments by eNote.com Australia in excess of five hundred thousand dollars ($500,000) in U.S. Dollars during any fiscal year; and

         (s) the termination of the Managing Director

          provided that, to the extent that any action requiring the approval of the Board of Directors is specifically set forth on a line item basis in any Business Plan of eNote.com Australia, such action shall be deemed to have been approved except as to subparagraphs (n) and (q) above.


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

         5.2 FINANCIAL POLICIES, ACCOUNTING, FISCAL YEAR.

         (a) All financial statements prepared with respect to eNote.com Australia shall be prepared in Australian currency and in accordance with the generally accepted accounting principles in existence in Australia, consistently applied, provided that eNote.com Australia shall provide such financial information to the Parties together with such other information as each Party reasonably requests; all such information shall be provided in a format reasonably requested by the Parties such that each Party may, at the expense of eNote.com Australia, prepare financial statements for eNote.com Australia in accordance with generally accepted accounting principles in existence in the United States. Such information and financial statements shall be provided in a time frame allowing the requesting Party to fulfill all of its financial reporting obligations.

         (b) The Australian Board shall select as eNote.com Australia's independent accountants to provide accounting and auditing services to eNote.com Australia the same independent accounting firm selected by eNote to provide eNote with accounting and auditing services. eNote.com Australia shall be subject to an annual audit by such accountants.

          (c) eNote.com Australia shall adopt __________ as the end of its fiscal year.

          (d) eNote.com Australia shall furnish, on a regular basis and as may be reasonably requested by a Party, such accounting and other information which a Party reasonably requires to fulfill its reporting and financial planning objectives and the annual audit report shall be furnished by eNote.com Australia to the Parties within forty-five (45) days after the end of its fiscal year and an unaudited statement within thirty (30) days after the end of each fiscal quarter.

         5.3 DIVIDEND POLICY. eNote.com Australia shall distribute dividends or make other distributions out of Distributable Cash subject to Section 5.1 and the unanimous approval of the Australian Board.

         5.4 SPENDING. Funds available to eNote.com Australia shall only be used by eNote.com Australia in accordance with the Business Plan, as the same may be modified from time to time subject to Section 5.1 and the unanimous approval of the Board of Directors.

         5.5 CONSTITUENT DOCUMENTS OF eNOTE.COM AUSTRALIA. The articles of association, articles of incorporation, by-laws, or constituent documents of eNote.com Australia shall reflect the provisions set forth in this Article V with such changes as shall be jointly agreed by the Parties and each of the Parties shall review and approve such constituent documents prior to the Closing Date.

         5.6 GRANT OF PROXY BY SEAFONT TO eNOTE. The Parties acknowledge that it is essential for eNote to maintain control of eNote Australia for purposes of insurance and financial reporting. Accordingly, Seafont agrees to execute an irrevocable proxy (the "Proxy"), or series of proxies as is necessary from time to time, reasonably satisfactory to eNote and eNote's counsel, in favor of eNote, which shall grant eNote the right to vote that number of Seafont's



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

shares of common stock of eNote Australia such that, when aggregated with eNote's shares of common stock of eNote Australia, eNote shall have the power to vote 52% of eNote Australia's issued and outstanding shares of Common Stock on any matter requiring the vote of eNote Australia's shareholders. In the event that Seafont and eNote collectively own less than 52% of the issued and outstanding shares of Common Stock of eNote Australia, then such proxy shall grant eNote the right to vote that number of Seafont's shares of common stock of eNote Australia such that when aggregated with eNote's shares of common stock of eNote Australia, eNote shall have the power to vote all of the shares of eNote Australia owned by eNote and Seafont. Seafont, from time to time for the term of this Agreement, shall at the request of eNote and without further consideration, execute and deliver further instruments and take such other action as eNote may reasonably require to more effectively carry out the intent of this Section 5.6.

                                   ARTICLE VI
                      JOINT PARTICIPATION IN OPPORTUNITIES

         6.1 EXCLUSIVITY.

         (a) Commencing on the date of this Agreement and continuing for so long as this Agreement is in effect and Seafont and eNote shall each have an equity interest in eNote.com Australia, eNote shall not license any of eNote's Proprietary Technology to a Competitor for use in the Territory.

         (b) Commencing on the date of this Agreement and continuing for so long as this Agreement is in effect, Seafont and its Affiliates shall not, without the express written consent of eNote, , engage anywhere in the world in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any Person other than eNote.com Australia, or eNote (or any subsidiary or affiliate of eNote), whose business, activities, products or services are, competitive with the TVemail(TM) System. Without implied limitation, the forgoing covenant shall include hiring or engaging or attempting to hire or engage for or on behalf of itself or any such competitor any officer or employee of eNote or eNote.com Australia or any of its direct and/or indirect subsidiaries and affiliates, or any former employee of eNote or eNote.com Australia. Notwithstanding anything herein to the contrary, the Seller may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise.

         6.2 OTHER ACTIVITIES OF THE PARTIES. Notwithstanding anything to the contrary contained herein, Seafont acknowledges and agrees that, nothing in this Agreement shall limit or restrain eNote's activities anywhere outside of the Territory.

         6.3 SEVERABILITY. In the event that the restrictions and obligations set forth in Section 6.1 are invalid for any reason under applicable law,
Section 6.1 shall be reformed to the give effect to the Parties intent therein to the fullest extent permitted by applicable law. The invalidity or reformation of Section 6.1 shall not affect the remainder of this Agreement.

                                   ARTICLE VII
           TECHNOLOGY/SOFTWARE/KNOW-HOW/PATENTS/COPYRIGHTS/TRADEMARKS

         7.1 eNOTE LICENSE AGREEMENT.

         (a) Annexed hereto as Exhibit C is a draft of a License, Technical Assistance, Supply and Distribution Agreement (the "License Agreement") by which eNote, in consideration of the performance by Seafont of the obligations and agreements of Seafont under this Agreement and the obligations of eNote.com Australia under that License Agreement, shall, or shall cause a direct or indirect subsidiary of eNote to, extend to eNote.com Australia the rights, benefits, privileges and obligations set forth therein. The License Agreement shall be modified to the extent necessary to protect the rights of eNote in its property under local laws in the country or countries in which eNote.com Australia provides services, as determined by eNote in its reasonable discretion. The Parties hereto agree to negotiate the terms of the License Agreement and settle upon an executable copy within thirty (30) days of the date hereof. The License Agreement shall be executed on the Closing Date.

         (b) In the event that eNote causes a direct or indirect subsidiary to enter into the License Agreement, eNote shall execute and deliver its guarantee to eNote.com Australia with respect to the License Agreement.

         7.2 eNOTE'S INITIAL TECHNOLOGY DEVELOPMENT.

         (a) eNote shall use its best efforts to provide the same software and hardware functionality under the License Agreement as its TVemail(TM) System in the United States, subject to localization.

         (b) All payments by eNote Australia due to eNote for Localization Costs shall be deferred until the Determination Date. Thereafter eNote.com Australia shall pay eNote an amount equal to eNote's fully burdened costs incurred in connection with the Localization Costs, as invoiced by eNote monthly or pursuant to an agreed upon payment schedule. eNote shall use its best efforts in accordance with this Agreement and the License Agreement to complete all localization requirements in a diligent manner. Notwithstanding the foregoing, the Localization Costs incurred by eNote prior to the Determination Date shall not exceed Two Hundred Fifty Thousand U.S. Dollars Seafont consents in writing to additional expenditures.

         7.3 eNOTE ONGOING DEVELOPMENT.

         (a) eNote acknowledges the importance to the Business of access by eNote.com Australia to ongoing development activities. Accordingly, eNote agrees, at Seafont's oral or written request, to provide the Managing Director regular access to the following:

                  (i) plans for all current and future products used in the eNote TVemail(TM) product and support of such product provided by eNote, on an annual basis.

                  (ii) functional descriptions, development plans, schedules and periodic status for products and enhancements thereto under development, as soon as such materials exist.

                  (iii) data for products regarding design changes, problem tracking, correction of errors or bugs and proposals for new products.

         (b) eNote agrees to make all reasonable efforts to assure the technical continuity and compatibility of the TVemail(TM) System and the Business in the Territory whenever reasonably feasible.

         (c) All proposed changes and improvements by eNote shall constitute confidential information of eNote. Seafont acknowledges that eNote shall have the right to make public announcements relating to current and future products and all development plans.

         (d) For purposes of technology development and assistance, eNote shall dedicate such time and priority to the requests of eNote.com Australia as is proportional to the business traffic generated by eNote.com Australia in relation to the overall business of eNote and its subsidiaries and affiliates.

         (e) eNote.com Australia will be entitled to have a designee attend material product development meetings held by eNote and participate therein provided eNote.com Australia covers all costs associated with such attendance.

         (f) In accordance with the License Agreement, eNote.com Australia shall pay eNote for all technological work done for the benefit of eNote.com Australia, including all Localization Costs.

         7.4 TECHNOLOGY DEVELOPMENT BY eNOTE.COM AUSTRALIA. Seafont agrees that any modification or technological advance, discovery or invention in connection with the eNote's Proprietary Technology or the TVemail(TM) System shall, whether authorized or unauthorized by eNote, to the full extent permitted by law, be owned in full by eNote and in any event eNote shall have the full and exclusive exploitation rights to such modification or technological advance, discovery or invention, subject to the terms of the License Agreement. Seafont shall cause eNote.com Australia to execute such documents of assignment as may be required to give effect to this section. Nothing in this section shall limit or restrict the provisions contained in Section 7.6(b) which prohibits any Person or Persons other than eNote and eNote's duly authorized agents from performing any technical work or any kind on the TVemail(TM) System or any component thereof.

         7.5 TERRITORIAL LIMITATION. The term "Territory" as used herein and with respect to the License Agreement, shall refer to and shall constitute a limitation on the geographical area where the Business is physically situated and the geographical area where the services of eNote.com Australia conducting the Business are permitted to be offered as determined on the basis of solicitation, advertising, the location of operations, and the location of TVemail(TM) subscribers. Seafont and eNote agree that each will cause eNote.com Australia to refrain from the conduct of the Business or the provision of any material service outside of the Territory at any time.

         7.6 DISTRIBUTION AND MARKETING CONTRIBUTIONS TO BE PROVIDED BY SEAFONT; TECHNICAL ASSISTANCE BY eNOTE.

         (a) Seafont will endeavor to define and establish ways and means to assist eNote.com Australia with marketing, sales and distribution in such manner as will be negotiated, in good faith, during the term of this Agreement.

         (b) Notwithstanding anything to the contrary contained in this Agreement, Seafont agrees and acknowledges that any technical changes, localization, modifications, alterations, enhancements, repairs or servicing of the TVemail(TM) System, or any component thereof, shall only be made by eNote or eNote's duly authorized agents, and neither eNote Australia, Seafont or its Affiliates, nor any other Person shall have the right to make or cause to made any such changes, modifications, alterations, enhancements, repairs or servicing without the prior written consent of eNote.

         7.7 TRADEMARKS.

         (a) eNote presently owns the trademarks and trade names set forth on Exhibit D (the "Marks"). The Marks will be licensed to eNote.com Australia in accordance with the terms of the License Agreement to market the Business in the Territory.

         (b) eNote shall have control over the defense of any trademark claim, including appeals, negotiations and the right to effect a settlement or compromise thereof, provided that: (i) eNote may not partially settle any trademark claim without the written consent of Seafont unless such settlement releases Seafont fully; and (ii) eNote shall promptly provide Seafont with copies of all pleadings or similar document relating to any trademark claim.

                                  ARTICLE VIII
                                TERM; TERMINATION

         8.1 TERM.

          The term of this Agreement shall commence on the date of execution and delivery of this Agreement (the "Effective Date"), subject only to any approvals required by the administrative authorities in the Territory. The Agreement shall expire upon the earlier of: (i) when terminated by mutual agreement of the Parties; (ii) when terminated by either Party in writing pursuant to Section 8.2 hereof; (iii) when one of the Parties, and its Affiliates, no longer hold any shares of common stock of eNote.com Australia or (v) the Closing failing to occur prior to June 15, 2000.

         8.2 TERMINATION.

          The Party which is not in breach of this Agreement shall have the right to terminate this Agreement upon the occurrence of the events set forth below:

         (a) The other Party is in material breach of any material term, condition or covenant of this Agreement and the breaching Party fails to cure such breach within thirty (30) calendar days after the receipt of written notice of such breach; or

         (b) An event of bankruptcy occurs with respect to the other Party. For purposes of the foregoing, an event of bankruptcy with respect to a Party means any of the following circumstances (or the substantial equivalent under applicable law in any other country): (a) the commencement by the Party of a voluntary case under the United States Bankruptcy Code or an equivalent law as applicable to such Party in Australia, (b) the commencement against the Party of an involuntary case under the United States Bankruptcy Code or an equivalent law as applicable to such Party in Australia if the case is not vacated with a ninety calendar days, (c) the entry of a final order by a court of competent jurisdiction finding the Party to be bankrupt or insolvent, ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its general creditors or assuming custody of or appointing a receiver or other custodian for all or a substantial part of its property and such order shall not be vacated or stayed upon appeal or otherwise stayed within ninety calendar days or (d) the Party making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

         (c) Termination under subsection (a) shall be effective upon delivery of notice of the expiration of the cure period and termination under subsection
(b) will become effective immediately upon written notice of termination at any time after the occurrence of the event of bankruptcy.

         8.3 EFFECT OF TERMINATION. If, upon termination pursuant to notice provided under Section 8.2 hereof, the Parties continue to hold joint interests in eNote.com Australia, the provisions of Section 9.3 of this Agreement shall apply as if Deadlock Notice had been given, and the provisions of this Agreement shall remain in force until eNote.com Australia ceases to be jointly owned. As soon as the Parties cease to hold joint interests in eNote.com Australia, this Agreement, with the exception of Sections 2.2, 7.3(c), 7.4, 7.6(b) and 12.1, shall be terminated.

          8.4 GOVERNMENTAL APPROVAL. Promptly upon the execution hereof, the Parties shall inform such administrative authorities in the Territory as may be required under national anti-trust laws, and notify this Agreement under the applicable provisions of national laws and shall make such notification as promptly as practicable following the Effective Date.

         8.5 LICENSE AGREEMENT TERMINATION. eNote shall have the unqualified right to terminate the License Agreement, immediately, at any time if this Agreement is terminated by eNote pursuant to Section 8.2(a).

                                   ARTICLE IX
                                    TRANSFERS

         9.1 LIMITATION ON TRANSFER. Except as expressly permitted in this
Article IX, neither eNote nor Seafont shall, without the prior written approval of the other Party (which may be withheld in the sole discretion of such Party), Transfer its interest in eNote.com Australia or assign its rights or obligations under this Agreement in any manner whatsoever and any purported Transfer or assignment in contravention of this Section 9.1 shall be void.

         9.2 PERMITTED TRANSFERS AND ASSIGNMENTS.

         (a) Notwithstanding Section 9.1, either Party may, at any time upon compliance with Section 9.2(b), Transfer all or part of its interest in eNote.com Australia to an Affiliate of such Party or assign its rights and obligations under this Agreement to an Affiliate, without the prior written approval of the other Party. Notwithstanding anything to the contrary contained in this Agreement, the interests of Seafont and its Affiliates in eNote.com Australia shall be held within an entity which is not an Affiliate with any Competitor.

         (b) Any Transfer by a Party of an interest in eNote.com Australia or assignment of the rights and obligations as permitted by Section 9.2(a) shall be effective only upon the execution and delivery by the transferor of an appropriate irrevocable and unconditional guarantee to continue to be bound by the provisions of this Agreement and the constituent documents of eNote.com Australia together with instruments of assumption under which the Affiliate agrees to be bound by this Agreement and the constituent documents of eNote.com Australia. An assignment or Transfer shall not release the transferor of any of its obligations hereunder or under any constituent document relating to eNote.com Australia.

         (c) Notwithstanding anything to the contrary contained in the Agreement, eNote may Transfer this Agreement and all of its rights and obligations hereunder to or all of its equity interests in eNote.com Australia to any Person acquiring all or substantially all of the business of eNote whether by merger, sale of assets or otherwise, provided, however, that any such Person agrees in writing to be bound by the terms and conditions of this Agreement. Upon any such transfer, eNote shall be released from any further obligation under this Agreement.

         9.3 DEADLOCK. Within thirty (30) days after the Deadlock Notice, eNote.com Australia shall have determined the Appraised Value of eNote.com Australia as set forth in Section 9.5 (the "Deadlock Valuation"). Within ten
(10) days after the valuation results have been distributed to each of the Parties, Seafont shall deliver to eNote in writing its determination of a fair purchase price for 50% of the equity interest in eNote (the "Deadlock Price") and eNote shall have (i) a put option (the "Put Option") to sell its entire equity interest in eNote.com Australia to Seafont for the Deadlock Price and
(ii) a call option (the "Call Option") to acquire Seafont's entire equity interest in eNote.com Australia for the Deadlock Price. eNote shall have fifteen
(15) Business Days from receipt of the Deadlock Price in which to exercise either the Put Option or the Call Option at its sole discretion. On the execution date of either the Call Option or the Put Option, the acquiring Party shall pay to the selling Party 25% of the Deadlock Price and shall deliver a three-year promissory note for a principal amount equal to 75% of the

Deadlock Price with interest accruing annually at a rate of Prime plus 1.5%, with interest payable monthly (the payee shall be entitled to prepay such note at any time without penalty). Timely performance of such note shall be secured by a pledge of all the shares of eNote.com Australia held by the acquiring Party after the acquisition. The acquiring party agrees to execute and deliver such note, pledge agreement to the selling party and take all other actions and execute other instruments reasonably necessary to validly effect the provisions on and intent of this Section 9.3(a). At any time prior to the exercise of the Call Option or Put Option the parties may agree that they are no longer in deadlocked and subject to this provision

         9.4 RIGHT OF FIRST REFUSAL.

         (a) At any time after which a governmental restraint on sale is no longer enforceable, either Party (the "Seller") intends to sell, assign or transfer all, but not less than all, of such Party's equity ownership interest in eNote.com Australia for cash, the Seller shall, prior to any such transfer, give written notice (the "Seller's Notice") of such intention to the other Party (the "Offeree"). The Seller's Notice shall include the name of the proposed transferee, the proposed purchase price for its equity ownership interest in eNote.com Australia (the "Offered Interest"), the terms of payment of such purchase price and all other matters relating to such sale and shall be accompanied by a copy of a binding written agreement of the proposed transferee to purchase the Offered Interest from the Seller. The Seller's Notice shall constitute a binding offer by the Seller to sell to the Offeree, or to any Affiliate of the Offeree designated by the Offeree, the Offered Interest at the monetary price designated in the Seller's Notice and as payable as provided in
Section 9.4(b). Not later than sixty (60) days after receipt of the Seller's Notice, the Offeree may elect to purchase the Offered Interest by written notice stating that the Offeree has accepted the offer contained in the Seller's Notice, which notice shall fix a time, location and date for the closing of such purchase, which date shall be not less than fifteen (15) nor more than sixty
(60) days after the delivery of such written, or on such other date as may be mutually agreed by the Parties.

          (b) The place for the closing of any purchase and sale described in
Section 9.5(a) shall be the principal office of eNote.com Australia or at such other place as the Seller and the Offeree shall agree. At the closing, the Seller shall accept payment on the terms offered by the proposed transferee named in the Seller's Notice, provided that the Offeree shall not be required to meet any non-monetary terms of the proposed transfer, including, without limitation, delivery of other securities in exchange for the Offered Interest proposed to be sold. At the closing, the Seller shall execute and deliver to the Offeree such documents, records, and other instruments of transfer, in form and substance reasonably satisfactory to the Offeree and its counsel, necessary: (i) to evidence the Seller's ownership of the Offered Interest in such eNote.com Australia; and (ii) effectively to transfer the Offered Interests to the Offeree, free and clear of any liens, charges or other encumbrances, and the Offeree shall deliver the purchase price for each such Offered Interest, in immediately available funds. At the closing, the Offeree shall cause the Seller to be released from all guarantees given in respect of eNote.com Australia (or if such release is not possible, the Offeree shall execute and deliver an indemnity agreement to the Seller in customary form with respect to such guarantees) and eNote.com Australia shall pay and discharge all indebtedness to the Seller. The Seller shall deliver or execute at the closing any documents, records or other instruments of transfer reasonably requested by the Offeree and necessary to evidence the Offered Interest or effectively to transfer an Offered Interest.

         (c) If the Offeree fails to accept the offer contained in the Seller's Notice, then the Seller shall be free to sell all, but not less than all, of the Offered Interest to the designated transferee at a price and on terms no less favorable to the Seller than described in the Seller's Notice, provided that such sale is consummated within ninety (90) days after the giving of the Seller's Notice to the Offeree. As a condition precedent to the effectiveness of a transfer pursuant to this Section 9.4(c), the proposed transferee(s) shall agree in writing prior to such transfer to become a party to and bound by the provisions of this Agreement, and shall thereafter be permitted to transfer such Ownership Interest only in accordance with this Agreement.

         (d) Notwithstanding anything to the contrary contained in this Section 9.4, in no event shall Seafont or its Affiliates be permitted to transfer its interest in eNote.com Australia to any Competitor.

         9.5 APPRAISED VALUE.

         (a) For purposes of this Agreement, the term "Appraised Value" for eNote.com Australia shall mean the fair market value established by an independent appraiser pursuant to the following procedures:

                  (i) during the thirty (30) days following the delivery of a notice requiring valuation, the Parties shall attempt to select an independent appraiser to determine the fair market value of eNote.com Australia in existence on the date of such notice. In the event that the Parties are unable to agree on the selection of an independent appraiser, they shall give notice to eNote.com Australia's independent accounts, and request the appointment of an independent appraiser;

                  (ii) the independent appraiser appointed pursuant to this
Section 9.5 shall, within sixty (60) days after its appointment, deliver to both Parties a written appraisal report (the "Appraisal Report") which sets forth the fair market value of eNote.com Australia;

                  (iii) the determination of the independent appraiser as set forth in the Appraisal Report shall be final and shall not be subject to appeal or redetermination;

                  (iv) for purposes of this Agreement, an independent appraiser shall mean an international investment banking firm which is not at that time rendering services to one of the Parties or any Affiliate of either Party and which has not rendered services to one of the Parties for the preceding two (2) years and which does not have a commitment to render services in the future to one of such Parties or any such Affiliates;

                  (v) the fees and expenses incurred by the independent appraiser, if any, shall be paid equally by the Parties; and

                  (vi) the Parties will cooperate with the independent appraiser and provide all information reasonably requested in order to allow such appraiser to prepare the Appraisal Report.

         (b) Except as otherwise set forth in this Agreement, each Party shall remain liable for its existing obligations with respect to eNote.com Australia (including, without limitation, any obligations to make funding contributions) until the closing of any such sale.

         9.7 INITIAL PUBLIC OFFERING.

         (a) Subject to the consent of both Parties, eNote.com Australia shall be permitted to register its securities with those governmental authorities deemed appropriate by the Australian Board and the Australian Board may issue that number of securities of eNote.com Australia to the public in an underwritten public offering (an "IPO") pursuant to any such registration and cause such securities to be listed on those exchanges that the Australian Board deems appropriate.

         (b.) Upon the consummation of an IPO, the transfer restrictions on each Party's interest in eNote.com Australia contained in this Section 9 shall terminate and the Parties shall be permitted transfer their interests in eNote.com Australia, subject to compliance with all applicable securities laws.

         9.8 PRIVATE PLACEMENT.

         (a) Subject to the consent of both Parties, eNote.com Australia shall be permitted to develop a private placement memorandum and issue equity securities to third parties deemed appropriate by the Australian Board provided that any such equity issuance shall be in accordance with any applicable securities laws.

                                    ARTICLE X
                         REPRESENTATIONS AND WARRANTIES

         10.1 CERTAIN REPRESENTATIONS AND WARRANTIES OF SEAFONT. Seafont makes the following representations and warranties for the benefit of eNote and eNote.com Australia, each of which shall survive the execution and delivery of this Agreement:

          (a) Organization and Standing. Seafont is a duly organized and validly existing corporation in good standing under the laws of Australia.

          (b) Corporate Action. Seafont has all necessary corporate power and has taken all corporate action required to authorize the execution and delivery of this Agreement and does not require the consent of any third party which has not been obtained.

         10.2 CERTAIN REPRESENTATIONS AND WARRANTIES OF eNOTE. eNote makes the following representations and warranties for the benefit of Seafont and eNote.com Australia, each of which shall survive the execution and delivery of this Agreement:

         (a) Organization and Standing. eNote is a duly organized and validly existing corporation in good standing under the laws of Delaware.

          (b) Corporate Action. eNote has all necessary corporate power and has taken all corporate action required to authorize the execution and delivery of this Agreement and does not require the consent of any third party which has not been obtained.

                                   ARTICLE XI
                                     CLOSING

         11.1 CLOSING. Provided that the closing conditions set forth in Section
11.3 have been satisfied, on ___________, or on such other date as agreed upon by the Parties (the "Closing Date"), the commencement of the Business shall begin (the "Closing").

         11.2 CLOSING DELIVERIES. On the Closing Date and at the Closing:

         (a) eNote and eNote.com Australia shall execute and deliver the executed License Agreement.

         (b) eNote and Seafont shall each contribute $250,000 to eNote.com Australia in accordance with Section 4.1.

         (c) eNote.com Australia shall issue certificates to each of Seafont and eNote representing 50% of the issued and outstanding of Common Stock of eNote.com Australia.

         (d) Seafont shall execute and deliver the executed Proxy to eNote.

         (e) Seafont shall deliver an opinion of counsel to eNote which opines to the enforceability of the Proxy under Australian law.

         11.3 CLOSING CONDITIONS. Prior to the Closing Date the following conditions shall be satisfied:

         (a) eNote.com Australia shall be a validly formed corporation under the laws of Australia in accordance with the terms of this Agreement.

         (b) The Business Plan shall be prepared and approved by each of the Parties.

         11.4 SURVIVAL. Except as explicitly set forth in this Agreement, the Closing shall not terminate any provision of this a Agreement.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 CONFIDENTIAL INFORMATION.

         (a) At all times following the date hereof, each Party shall keep strictly confidential and not disclose, use, divulge, publish or otherwise reveal, directly or through another Person, (A) any confidential, non-public information of the other Party or its Affiliates which was disclosed pursuant to the License Agreement, or (B) any confidential, non-public information: (i) relating to the business of the other Party and its Affiliates and obtained as a result of the preparation and negotiation of this Agreement, the performance by the Parties of their obligations hereunder, or the joint conduct by the Parties of activities pursuant to this Agreement; or (ii) relating to the business of eNote.com Australia, including, but not limited to, documents and/or information regarding customers, costs, profits, markets, sales, products, product development, key personnel, pricing policies, operational methods, technology, know-how, technical processes, formulae, or plans for future development of or concerning eNote.com Australia (collectively, "Confidential Information"), except as may be necessary for the directors, employees or agents of its and its Affiliates to perform their respective obligations under this Agreement or in connection with filings with Governmental Bodies under Section 8.4 hereof or as otherwise required under applicable law, including, in the case of eNote, the rules and regulations promulgated under the Securities Exchange Act of 1934 provided that neither Party shall make any disclosure required under applicable law before providing the other Party with a reasonable opportunity to seek a protective order. Each Party shall cause any Persons receiving information in accordance with the terms hereof to retain it in confidence. Upon termination of this Agreement, each Party shall either destroy or return to the other all memoranda, notes, records, reports and other documents (including all copies thereof) relating to the Confidential Information of the other Party and eNote.com Australia which such Party may then possess or have under its control (except information owned by eNote.com Australia which such Party continues to own after such termination). Notwithstanding the foregoing, the following shall not constitute Confidential Information: (w) information which was already otherwise known to the recipient at the time of its receipt in connection with this Agreement, (x) information which is or becomes freely and generally available to the public through no wrongful act of the recipient, (y) information which is rightfully received by the recipient from a third party legally entitled to disclose such information without breach by the recipient of this Agreement or (z) in connection with legal action initiated by a Party to enforce rights under this Agreement, provided that adequate safeguards (such as protective orders) are maintained.

         12.2 GOVERNING LAW/ARBITRATION.

         (a) This Agreement, and the rights and liabilities of the Parties hereunder, shall be governed by the substantive laws of Australia

         (b) The Parties shall attempt to resolve any dispute hereunder through an alternative dispute mechanism such as arbitration of mediation before commencing litigation.

         12.3 PRESS RELEASE. Except as may be required by law, the execution and content of this Agreement shall be kept in confidence by the Parties until and subject to the publication of a press release relating thereto, the content and timing of which shall be jointly agreed upon.

         12.4 ENTIRE AGREEMENT. Except for the agreements specifically referred to in this Agreement, this Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall waiver constitute a continuing waiver unless otherwise expressly therein provided.

         12.5 ASSIGNMENT. All of the terms and provisions of this Agreement by or for the benefit of the Parties shall be binding upon and inure to the benefit of their successors, and permitted assigns. The rights and obligations provided by this Agreement may not be assigned, except in accordance with Sections 9.2 and 9.4. Except as expressly provided herein, nothing herein is intended to confer upon any Person, other than the Parties and their permitted successors, heirs and permitted assigns as provided herein, any rights or remedies under or by reason of this Agreement. For purposes of this Section 12.5, Assignment shall be deemed to include any change of control of Seafont as a result of a merger or a stock sale which results in the shareholders of Seafont immediately prior to such merger or stock sale, holding less than 50% of the issued and capital stock of Seafont immediately after such merger or stock sale.

         12.6 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary): (i) if delivered by hand to the Party to whom said notice or other communication shall have been directed, upon such receipt; (ii) if mailed by certified or registered mail with postage prepaid, return receipt requested, on the third business day after mailing; (iii) if transmitted by facsimile, on the date of transmission, with such transmittal followed by delivery of a confirmation copy via one of the other methods set out herein or (iv) if mailed via internationally know overnight courier such as Federal Express on the second business day after mailing. All notices shall be addressed as set forth below or to any other address such Party shall notify to the other Party in accordance with this Section:

         (a)  If to Seafont to:     Level 2, 31 Bligh Street
                                    Sydney, Australia

           with a copy to:          Chris Coudounaris
                                    Keating Associates
                                    Sydney, Australia


         (b)  If to eNote to:       185 Allen Brook Lane
                                    Williston, VT 05495
                                    Attn: President
                                    Facsimile: 802 288 9000
          with a copy to:           H. Kenneth Merritt, Jr., Esq.
                                    Merritt & Merritt
                                    30 Main Street, Suite 330
                                    P.O. Box 5839
                                    Burlington, VT 05402

         12.7 COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument and shall become effective when copies hereof, bearing the signatures of each of the Parties, shall have been received by Seafont and eNote.

         12.8 EXPENSES. The Parties agree that, except as otherwise set forth in this Agreement, eNote.com Australia shall pay all of the legal and other fees and expenses relating to its formation, including, without limitation, the filing of certificates and registration fees. Each Party shall pay all of its own legal and other fees and expenses incurred in connection with this Agreement, the transactions contemplated hereby, and the negotiations leading to the same.

         12.9 FURTHER ASSURANCES. Each Party shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement, as reasonably requested by the other Party.

         12.10 SEVERABILITY. If any provision of this Agreement shall be held to be incomplete, illegal, invalid or unenforceable, or if it becomes necessary to amend the Agreement in order to comply with an administrative or governmental order, the remaining provisions of the Agreement shall stay in force and the unenforceable, void or incomplete provision shall be replaced by a valid provision or amendment reflecting the economic and business objectives of the original Agreement as best as possible, provided however, that if any replacement provision or amendment would lead to a change in the fundamental economic and business terms of this Agreement, each Party shall have the right to terminate this Agreement in accordance with Section 8.1 of this Agreement.

          IN WITNESS WHEREOF, the Parties have executed this Joint Venture Agreement as of the date and year first above written.

                               SEAFONT GROUP HOLDINGS PTY. LTD.


                               By: \s\ ANDREW KELLY
                                   --------------------------------------
                                   Name: Andrew Kelly
                                   Title: Chief Executive Officer


                               ENOTE.COM, INC.


                               By: \s\ JOHN VARSAMES
                                   --------------------------------------
                                   Name: John Varsames
                                   Title: President and Chief Executive Officer

                                    EXHIBIT A
                                    TERRITORY

1.       Australia
2.       New Zealand

                                    EXHIBIT B
                    INITIAL DIRECTORS OF ENOTE.COM AUSTRALIA

                                  JOHN VARSAMES
                                  MIKE GRENNAN
                                  ANDREW KELLY
                           [OTHER NOMINEE OF SEAFONT]
                           OTHER INDEPENDENT DIRECTOR]

                                    EXHIBIT C
                            FORM OF LICENSE AGREEMENT


                  LICENSE, TECHNICAL ASSISTANCE, SUPPLY AND DISTRIBUTION
                                    AGREEMENT

                  This Agreement dated as of _____ ___, 2000 (the "Agreement"), by and between eNote.com Australia, a corporation incorporated under the laws of Australia with a principal address at ____________________________________ (the
"Licensee"), eNote.com Inc., a corporation incorporated under the laws of the State of Delaware, having its principal office at 185 Allen Brook Lane, Williston, Vermont 04595, USA ("eNote") and, solely as to Articles 2, 4, 5, 6 and 7, Seafont Pty. Ltd., a corporation incorporated under the laws of Australia with a principal address at Level 2, 31 Bligh Street Sydney, Australia ("Seafont").

                              W I T N E S S E T H:

                  WHEREAS, eNote has designed, developed and is marketing in the United States an Internet appliance including a wireless keyboard and set-top box (the "Client") to permit retail end-users to access via a telephone line and view via a television e-mail and select Internet web pages ("TVemail(TM)").

           WHEREAS, Seafont and eNote are parties to Joint Venture Agreement dated as of ______ __,2000, providing for the formation of Licensee and the commercialization of TVemail(TM) in the Territory (the "Joint Venture Agreement").

                  WHEREAS, Licensee and its Affiliates (as such term is defined in the Joint Venture Agreement), including, but not limited to Kelley Group Holdings Pty. Ltd., control a large number of distribution channels and retail locations selling electronic equipment within the Territory as defined on Exhibit A.

                  WHEREAS, eNote has designed, engineered and developed a system of software and hardware to implement TVemail(TM). This system is comprised of the TVemail(TM) appliances, including the wireless keyboard and set-top box, eNote's proprietary software (including, but not limited to, all Object Code and Source Code as defined in the Joint Venture Agreement in whatever form), eNote's proprietary client/server architecture and database (the "Backbone"), together with all new versions, upgrades, alterations, localizations and other modifications and improvements to the TVemail(TM) and Backbone and any component thereof, and instructions and documentation provided as a unit therewith (collectively, the "TVemail System").

                  WHEREAS, eNote is the owner of rights to registered and unregistered service marks and trademarks (the "Marks") as depicted on Exhibit B.

                  WHEREAS, eNote is willing, in accordance with the terms and conditions of this Agreement, to permit Licensee to use and display the Marks in connection with the marketing and sale of TVemail(TM) to retail end-users in the Territory.

           WHEREAS, eNote and Licensee desire to enter into a relationship and this Agreement to provide certain technological assistance from eNote to Licensee.

                  WHEREAS, eNote and Licensee desire to provide for the exclusive distribution, marketing and sale by Licensee of a localized version of TVemail(TM) and access to the Backbone and the TVemail System to retaIl end-users in the Territory .

NOW THEREFORE, the parties agree as follows:

                                    ARTICLE 1

1.1               GRANT OF LICENSE

                  (a) eNote hereby grants to Licensee, subject to the terms and conditions of this Agreement, the exclusive, non-transferable license and right to use the Marks (i) solely within the Territory and (ii) solely on and in connection with the marketing, sale and distribution of TVemail(TM) products, including any modifications and upgrades thereto, and in connection with the marketing, sale and distribution of the services provided in association therewith, and the documentation sold as a unit therewith. Nothing in this Agreement shall be construed to limit the right of eNote to grant other exclusive or non-exclusive licenses to third parties outside of the Territory. Nothing in this Agreement shall be construed to prohibit eNote from licensing third parties to manufacture or repair TVemail(TM) productS, PROVIDED that such license shall prohibit the licenseE from sales of TVemail(TM) products and services (apart from manufacturing and repair services) in the Territory.

         (b) Licensee shall not use the Marks in connection with sales or offers to sell Products or Services outside the Territory without the prior written consent of eNote in each instance, which consent may be withheld by eNote in its sole discretion. The Parties acknowledge that the web site(s) operated by Licensee are distributed worldwide, and use of the Marks on or in connection therewith shall not operate as a violation of this Agreement so long as such sites reflect that eNote's Products and Services may be sold and distributed by Licensee only in the Territory.

         (c) Licensee shall not effect registration or recordation of any Mark in the Territory in its own name. eNote shall use best efforts to effect registration of the Marks in the Territory in its own name and at its own expense. Licensee shall co-operate with e-Note to make such recordations as may be necessary or proper to effect recordation of Licensee as an authorized user and licensee of the Marks in the Territory. Any such recordation shall be effected at Licensee's expense.

         (d) Upon the expiration or termination of this Agreement for any reason, Licensee's rights in and to use of the Marks shall immediately cease. Licensee and eNote agree that any recordation shall be cancelled. Licensee shall at any time during or after termination of this Agreement, at no further compensation but no expense to Licensee, execute any document as eNote may request from time to time to ensure that all right, title and interest in the Marks resides and vests exclusively in eNote its successors and assigns. This provision shall survive any expiration or termination of this Agreement for any reason.

         (e) eNote shall retain any and all rights in and to the Marks, including the goodwill represented thereby, not expressly granted by this Agreement. This provision shall survive any expiration or termination of this Agreement for any reason.

         (f) Licensee acknowledges eNote's right, title and interest in and to the Marks and eNote's exclusive right to use and license the use of the Marks, and agrees not to claim title to any of the Marks or any right to use of any Mark except as specifically provided in this Agreement. Licensee shall not contest or deny the validity or enforceability of any Mark or oppose or seek to cancel any registration or recordation of any Mark by eNote or any licensee of eNote in any jurisdiction within or without the Territory, nor aid nor abet any third party in doing so, either during or after the term of this Agreement. Licensee shall not use any mark which in the reasonable judgment of eNote is confusingly similar to, deceptive or misleading with respect to, or dilutes, or in any way damages the Marks, and shall, at eNote's request, cancel and abandon use of any such marks. However, during the term of this Agreement, use by Licensee of the corporate name "eNote.com Australia" shall not be a breach of this Agreement. This provision shall survive any expiration or termination of this Agreement for any reason.

         (g) Any and all goodwill in the Marks arising from Licensee's use of the Marks shall inure to the exclusive benefit of eNote, and Licensee shall not during the term of this Agreement or thereafter assert any claim to such goodwill. Licensee shall not take any action detrimental to such goodwill. This provision shall survive any expiration or termination of this Agreement for any reason.

1.2      QUALITY CONTROL

         (a) Licensee shall not, without the prior written consent of eNote, alter or modify, nor permit any third party to alter or modify, the Marks as same may appear on any TVemail(TM) product, packaging or the documentation provided in connection therewith, or in electronic form in association with the services provided in association with TVemail(TM).

         (b) Licensee shall use the Marks and conduct the merchandising and sale of TVemail(TM) in a commercially appropriate manner, consistent with and enhancing the goodwill of eNote, and in conformity with local cultural norms and regulatory requirements. Licensee shall inform eNote of any changes to eNote documentation or merchandising materials necessary to conform to local cultural or legal requirements. Licensee shall comply at all times at its sole expense with all applicable laws and regulations pertaining to the promotion, merchandising, distribution and sale of TVemail(TM) products and services. The Marks shall be used with notices or legends with respect to eNote's interest in the Marks as may be applicable under local trademark laws or as reasonably requested by eNote.

         (c) Licensee shall not use the Marks, nor permit any third party to use the Marks, in association with any other name or mark without the prior written consent of eNote in each instance.

         (d) Licensee may use the Marks on or in connection with any marketing or merchandising materials in any media developed by Licensee only with the prior written consent of eNote in each instance, provided that such consent shall not be withheld unreasonably. All such materials shall be consistent with the then-current quality standards and corporate positioning of TVemail(TM) as same shall be communicated to Licensee from time to time. Specimens shall be provided to such eNote employees as eNote may designate from time to time. eNote shall review any such materials in a timely basis, and, in the event of rejection of such materials, provide instructions to Licensee as to how the materials may be modified to comply with then-current standards. Any materials not rejected within ten (10) business days of submission shall be deemed accepted. Licensee shall use the Marks in connection with such materials only in the form and media as approved by eNote.

         (e) If at any time eNote determines that any use of any Mark does not confirm to standards as provided in this Agreement, eNote shall inform Licensee of such nonconformity. Provided Licensee is not then in default of any other provision of this Agreement or any other Agreement between the parties, Licensee may use the materials in the non-conforming form, but shall make any changes mandated by eNote in any subsequent materials run, PROVIDED HOWEVER, that non-conforming uses in any electronic media shall be corrected as soon as reasonably practicable.

1.3      BEST EFFORTS

         Licensee shall use best efforts to promote, distribute and sell TVemail(TM) in the Territory so as to maintain and enhance the goodwill of the Marks.

 1.4     INFRINGEMENT

         (a) eNote warrants that it is the owner of the Marks listed on Exhibit B or licenses same from others and is authorized to license such Marks as provided in this Agreement. eNote may from time to time adopt and use other marks which shall be added to Exhibit B.

         (b) eNote shall have the sole right, at its expense, to defend, compromise and settle any claim or action brought against eNote or Licensee alleging that any Mark infringes on the intellectual property rights of any third party, PROVIDED that eNote shall indemnify and hold harmless Licensee from and against any monetary damage resulting to Licensee arising out of or in connection with such claim or action provided that Licensee shall give eNote immediate notice of any such claim or action, and is given reasonable assistance and sole authority to settle any such claims or actions. In the defense or settlement of such claims, eNote shall in its sole discretion either: obtain for the Licensee the right to use any trademark or replace or modify the trademark so that it is non-infringing and obtain registrations and/or recordations of the new mark(s) as otherwise provided in this Agreement. Licensee shall immediately upon request of eNote cease and desist from use of any Mark alleged to infringe rights of any third party. Licensee shall give eNote prompt notice of any infringement of the Marks in the Territory, and reasonable assistance in resolution of any dispute with regard thereto.

1.5      SPECIFIC PERFORMANCE

         In addition to any other remedies available to eNote with respect to a breach by Licensee of its obligations pursuant to this Article 1, eNote shall have the right to specific performance of any Licensee obligation hereunder, and injunctive relief to prevent any breach or threatened breach of Licensee's obligations hereunder without proof of irreparable harm or the posting of a bond. This provision shall survive expiration or termination of this Agreement.

                                    ARTICLE 2
                              TECHNICAL ASSISTANCE

2.1      TECHNICAL MODIFICATIONS

         (a) The parties recognize that technical modifications may be required to exploit the TVemail(TM) System in the Territory. eNote agrees to provide such technical assistance in accordance with the terms and requirements of the Joint Venture Agreement until the Determination Date as defined therein. eNote shall perform all work associated with modifications, upgrades, and adaptations to the TVemail(TM) System and any localized version thereof and Licensee shall have no right or authority to alter or modify the TVemail(TM) System or any component thereof, including, but not limited to, any changes or modifications necessitated by power supply, modem approval or telephony interface.

         (b) eNote agrees to use best efforts to assist Licensee and provide reasonable consulting services to Licensee with respect to engineering and exploitation of the Technology in the Territory at the expense of Licensee on a time and materials basis and such other terms and conditions as eNote may provide, and Licensee shall approve, from time to time, provided that such assistance shall be compatible with eNote's development schedules as may be in effect from time to time, all parties recognizing the technological limitations potentially inherent in localization. eNote shall at all times during the term of this Agreement consider in good faith Licensee's suggestions and requests with regard to exploitation of the Technology in the Territory.

2.2        NEW VERSIONS OF THE TVeMAIL(TM) SYSTEM

         eNote shall use best efforts to provide Licensee with any corrected, modified or updated hardware and software associated with the TVemail(TM) System in a locally compatible version upon release and modification to meet local requirements, subject to regulatory approvals and inherent localization limitations, as further provided by the parties in accordance with a development schedule negotiated in good faith by eNote and Licensee from time to time, which schedule shall at a minimum include payment to eNote for reasonable development costs associated with local modifications, the time frame for implementation and testing of the hardware and software, be compatible with eNote's development schedules, and such other terms and conditions to which eNote and Licensee may agree.


2.3        OWNERSHIP OF TECHNOLOGY

         (a) All TVemail(TM), Tvemail(TM) System and Backbone hardware and software, including source code and object code in any form, and including any and all improvements, alterations, modifications, adaptations and enhancements and any documentation provided therewith (the "Technology") shall be the sole and exclusive property of eNote, and no patent or copyright license or ownership interest therein shall be deemed granted by this Agreement. Licensee agrees that it will not copy, reproduce, alter, modify, reverse engineer, adapt, enhance or make improvements to the Technology. This provision shall survive expiration or termination of this Agreement.

         (b) Licensee agrees that it will not challenge the ownership interest of eNote in any patent, copyright or other proprietary interest, existing or later issued, registered or unregistered, in the Technology during the term of this Agreement or thereafter. Nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise any license or right in any Technology patent or copyright whether or not the exercise of any right granted by this Agreement necessarily employs an invention or any existing or later issued patent or copyright interest. This provision shall survive expiration or termination of this Agreement.

       (c) Licensee agrees during the term of this Agreement and thereafter to execute any document on request of eNote, at no further compensation but no expense to Seafont or Licensee, to vest exclusive ownership rights in the Technology in eNote, its successors and assigns. This provision shall survive expiration or termination of this Agreement.

       (d) In addition to any other remedies available to eNote with respect to a breach by Licensee of its obligations pursuant to this Section 2.3, eNote shall have the right to specific performance of any Licensee and/or Seafont obligation hereunder, and injunctive relief to prevent any breach or threatened breach of Licensee's and/or Seafont obligations hereunder without proof of irreparable harm or the posting of a bond. This provision shall survive expiration or termination of this Agreement.

                                    ARTICLE 3
                             SUPPLY AND DISTRIBUTION

3.1        GRANT OF DISTRIBUTION RIGHTS IN THE TERRITORY.

         (a) Subject to the terms and conditions of this Agreement, eNote appoints Licensee as its exclusive distributor in the Territory of TVemail(TM) products, including any modifications and upgrades as the parties may agree in accordance with Article 2 above (the "Products"), and the services provided in association therewith, which shall include electronic access and connection to the TVemail (TM) System through standardized procedures established by eNote to the Backbone as designated by eNote (the "Services").

         (b) Licensee shall conduct its business in the purchase and resale of Products and Services as a principal for its own account solely at its own risk and expense.

         (c) Licensee shall sell Products and Services only in accordance with the specifications and installation guidelines as established by eNote and communicated to Licensee from time to time.

         (d) The benefits and obligations of this Agreement are personal to Licensee. Licensee shall not sell, transfer or assign its rights and obligations pursuant to the grant of rights provided in this Section 3, by operation of law or otherwise, nor appoint sub-Licensees, without the prior written consent of eNote in each instance, which consent may be withheld in by eNote in its sole discretion.

         (e) Except as otherwise expressly agreed by eNote in advance, this Agreement shall control all aspects of the dealings between eNote and Licensee with respect to the sale and distribution in the Territory of the Products and Services and any additional or different terms in any Licensee order are hereby rejected.

3.2        SUPPLY OBLIGATIONS

         (a) eNote will sell and ship Products, as available, to Licensee to such location or locations in the Territory as the Licensee may designate in a commercially reasonable manner for resale by Licensee.

         (b) All orders are subject to acceptance.

         (c) eNote will employ commercially reasonable efforts to fill Licensee's orders promptly upon acceptance, but reserves the right to allocate available Product inventories among distributors at its discretion.

         (d) eNote shall co-operate and work with Licensee to enable prompt and efficient installation of Product and Service availability. eNote shall provide to retail end-users, in accordance with the terms of this Agreement, access to the Backbone and TVemail(TM) System.

         (e) eNote shall pack properly all items for shipment. Shipping dates are estimates, and eNote shall not be liable for loss or damage due to delay resulting from any cause beyond its reasonable control. The shipper will be selected by eNote unless Licensee requests a reasonable alternative.

3.3        PRICES, COSTS, PAYMENTS

         (a) All sales of Products to Licensee shall be made pursuant to this Agreement at such then current landed wholesale Product prices as may be communicated to Licensee from time to time, plus five (5%) percent. In addition, Licensee shall pay to eNote royalties on various Services offered through the TVemail(TM) system, depending on which Services are offered by Licensee and selected by the consumer. Base wholesale Product prices, fees and royalties shall be on terms no less favorable than those offered to other Licensees and resellers of similar Product volumes in other Territories. Product payments shall be net thirty (30) days from date of invoice therefore. Royalty fees shall accrue on sales of Services by Licensee, and shall be payable monthly commencing with the month following commencement of the Service to each customer.

         (b) From time to time eNote may upgrade and add or offer additional features to Products and Services. eNote will use commercially reasonable efforts to give advance notice to Licensee of price changes and Product upgrades, fees and royalties therefore, provided that eNote shall not be required to offer any particular Product or Service except as otherwise provided in this Agreement.

         (c) Product prices shall be FOB eNote's manufacturing facility or point of shipment. Risk of loss shall pass to and be borne by Licensee on delivery by eNote to the common carrier. Licensee shall pay all shipping, freight and handling costs, insurance, demurrage, duties, sales excise and other taxes or charges as may be levied on eNote on the sale or use of the Product and Services in the Territory (other than taxes imposed on eNote's income therefrom) applicable or attributable to the Products.

         (d) Licensee shall be invoiced in, and all payments shall be made in, currency of the United States.

         (e) Payments shall be made to eNotes's address as specified to Licensee from time to time. Any unpaid amount due eNote under this Agreement shall bear interest at a rate of 1 1/2 % per month until paid in full. Licensee shall be responsible for eNote's reasonable costs of collection including reasonable attorneys' fees.

3.4        MARKETING POLICIES

         (a) Licensee will at all times maintain adequate inventories of eNote Products will promote vigorously and effectively the sale of eNote Products and Services in the Territory in conformity with eNote's established marketing policies and programs. Licensee will use its best efforts to sell eNote Products and Services, representing the eNote brand with diligence and integrity.

         (b) Licensee represents that it is familiar with the Products and Services of eNote and with relevant laws and requirements applicable to sale, installation, use and operation of the Products and Services in the Territory. Licensee will at all times operate in conformity with such laws and regulations.


         (c) Licensee will cooperate with eNote in providing for continuous and effective advertising and promotion of Products and Services throughout the Territory, and agrees to participate in, actively promote and faithfully comply with the terms and conditions of such cooperative advertising and merchandising programs as eNote may establish and offer from time to time, providing such programs are consistent with local customs, laws and regulations, and further provided that expenses in association therewith shall be subject to further by agreement of Licensee and eNote. Nothing herein shall prevent Licensee from independently advertising and marketing the Products and Services within the Territory subject to Article 1.



3.5    WARRANTY [WARRANTY PROCEDURES][WARRANTY LIMITATIONS][THIRD PARTY
WARRANTIES]

          (a) Licensee shall make no warranty, oral or written, with regard to the Products or Services other than eNote's limited warranty, if any, contained in such written materials as eNote shall supply to Licensee for distribution to purchasers from time to time and in electronic form via the TVemail(TM) System.

          (b) eNote warrants to the consumer that the TVemail(TM)equipment shall be free of material defects and in manufacture and workmanship and the TVemail(TM)system shall operate in a manner consistent with the specifications contained in instruction manuals and specifications as provided to the consumer, provided that this warranty shall not extend to defects or damage caused by misuse or negligence by the consumer or other third party. eNote shall at its option repair or replace any non-conforming hardware or software for the period as prescribed in such instruction manuals and specifications. THIS WARRANTY IS IN LIEU OF ALL OTHER PRODUCT AND SERVICE WARRANTIES EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY. REPAIR OR PREPLACEMENT OF HARDWARE AND/OR SOFTWARE SHALL BE THE SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF A DEFECTIVE OR NON-CONFORMING PRODUCT. IN NO EVENT SHALL ENOTE BE LIABLE FOR ANY OTHER OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY DEFECTIVE OR NON-CONFORMING PRODUCT, EVEN IF IT HAS BEEN MADE AWARE OF THE POSSIBLITY OF SUCH DAMAGES.

  3.6    [MAINTENANCE AND REPAIR OF PRODUCT UNITS]
  3.7    [SOFTWARE SUPPORT OBLIGATIONS] [SYSTEM SUPPORT OBLIGATIONS]
  3.8    [INDEMNIFICATION - SUBJECT TO WARRANTY]
  3.9    [SALES VOLUME REQUIREMENTS]
  3.10   [SECURITY INTEREST]
  3.11   [NON-COMPETE - EXTENT OF NON-COMPETITION]

                                    ARTICLE 4
                              TERM AND TERMINATION

4.1 This Agreement shall commence immediately and terminate and be of no further force or effect upon the occurrence of the following [SPECIFIC INITIAL TERM?]:


       (a) Termination, cancellation or expiration of the Joint Venture Agreement prior to the Determination Date.

       (b) A party may terminate this Agreement immediately upon default in the performance of the terms and conditions of this Agreement by any other party, which default shall continue and remain uncured for a period of sixty (60) days following notice specifying such default, which notice shall give reasonable particulars of the default and of the intention of the party serving such notice of intent to terminate.

       (c)     By mutual agreement of the parties.

         (d) Immediately upon notice upon the occurrence of any event of bankruptcy by any party. For purposes of this Agreement, an event of bankruptcy with respect to a party means any of the following circumstances (or the substantial equivalent under applicable law in any other country): (a) the commencement by the party of a voluntary case under the United States Bankruptcy Code or an equivalent law as applicable to such party in any jurisdiction in the Territory, (b) the commencement against the party of an involuntary case under the United States Bankruptcy Code or an equivalent law as applicable to such party in any jurisdiction in the Territory if the case is not vacated with a ninety calendar days, (c) the entry of a final order by a court of competent jurisdiction finding the party to be bankrupt or insolvent, ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its general creditors or assuming custody of or appointing a receiver or other custodian for all or a substantial part of its property and such order shall not be vacated or stayed upon appeal or otherwise stayed within ninety calendar days or (d) the party makes an assignment for the benefit of, or enters into a composition with its creditors, or appoints or consents to the appointment of a receiver or other custodian for all or a substantial part of its property.

                                    ARTICLE 5
                           OBLIGATIONS ON TERMINATION

5.1 OBLIGATIONS ON TERMINATION. On termination of this Agreement for any reason, Licensee shall cease to be an authorized Licensee or distributor of eNote and all rights granted to Licensee and Seafont pursuant to this Agreement shall revert back to eNote.

        (a) Licensee will immediately cease and desist from further use of the Marks. Licensee will not at any time after such termination use or permit any such Mark to be used in any manner in connection with any business conducted by it or in which it may have an interest, or otherwise as descriptive of or referring to anything other than Products or Services of eNote. Regardless of the cause of termination, Licensee will immediately take all appropriate steps to remove and cancel its listings in telephone books and other directories, public records or elsewhere that contain the eNote's name or Marks, and change its name to remove any reference to "eNote." or "eNote.com." If Licensee fails to obtain such removals or cancellations promptly, eNote may make application for such removals or cancellations on behalf of Licensee and in Licensee's name and in such event Licensee will render every assistance.

        (b) All amounts owing by Licensee to eNote shall, not withstanding prior terms of sale, become immediately due and payable.

        (c) All unshipped Product orders shall be canceled without liability of either party to the other.

        (d) Licensee, at the option of eNote, will resell and deliver to eNote on demand, free and clear of liens and encumbrances, Products and materials bearing the Marks as eNote shall elect to repurchase at the original price of the Product and materials, provided that eNote shall not be obligated to pay Licensee for any item originally provided free of charge.

5.2 Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or goodwill of eNote or Licensee.

5.3 Nothing in this Agreement shall be construed to constitute Licensee as a partner or joint venturer of eNote. Licensee shall be solely responsible for any commitments incurred or assumed by it during the term of this Agreement, and eNote shall not be responsible in any manner unless eNote has assumed responsibility for such expense in each instance in writing.

5.4 In addition to any other remedies available to eNote with respect to a breach by Licensee or Seafont of its obligations pursuant to this Article 5, eNote shall have the right to specific performance of any Licensee obligation hereunder, and injunctive relief to prevent any breach or threatened breach of Licensee's obligations hereunder without proof of irreparable harm or the posting of a bond. This Article 5 shall survive termination of this Agreement

                                    ARTICLE 6
                                 CONFIDENTIALITY

6.1 OBLIGATIONS OF CONFIDENTIALITY. At all times following the date of this Agreement, each of Seafont and Licensee shall keep strictly confidential and not disclose, use, divulge, publish or otherwise reveal, directly or through any third party or person except in furtherance of the purposes of this Agreement and the Joint Venture Agreement. Any confidential, non-public information relating to the Technology and the business of eNote and its Affiliates obtained as a result of the preparation and negotiation of this Agreement, or the performance by the parties of their obligations hereunder, or the joint conduct of any the party of activities pursuant to the Joint Venture Agreement (collectively, "Confidential Information") Except as may be necessary for the directors, employees or agents of such party and its Affiliates to perform their respective obligations under this Agreement or in connection with filings with governmental bodies or as otherwise required under applicable law, PROVIDED that neither Seafont nor Licensee shall make any disclosure required under applicable law before providing eNote with a reasonable opportunity to seek a protective order.

6.2 Seafont and Licensee shall cause any person or entity receiving Confidential Information in accordance with the terms hereof to retain it in confidence.

6.3 Upon termination of this Agreement, Seafont and Licensee shall either destroy or return to eNote all memoranda, notes, records, reports and other documents (including all copies thereof) relating to the Confidential Information, which it may then possess or have under its control.

6.4 Notwithstanding the foregoing, the following shall not constitute Confidential Information: (a) information which was already otherwise known to the recipient at the time of its receipt in connection with this Agreement, (b) information which is or becomes freely and generally available to the public through no wrongful act of the recipient, (c) information which is rightfully received by the recipient from a third party legally entitled to disclose such information without breach by the recipient of this Agreement or (d) in connection with legal action initiated by a party to enforce rights under this Agreement or the Joint Venture Agreement, provided that adequate safeguards (such as protective orders) are maintained.

6.5 In addition to any other remedies available to eNote with respect to a breach by Licensee of its obligations pursuant to this Article 6, eNote shall have the right to specific performance of any Licensee or Seafont obligation hereunder, and injunctive relief to prevent any breach or threatened breach of Licensee's or Seafont's obligations hereunder without proof of irreparable harm or the posting of a bond. The obligations of Seafont and Licensee pursuant to this Article 6 shall survive termination of this Agreement.

                                    ARTICLE 7
                                  MISCELLANEOUS

7.1 ENTIRE AGREEMENT. Except for the agreements specifically referred to in this Agreement, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall waiver constitute a continuing waiver unless otherwise expressly therein provided.

7.2 ASSIGNMENT. All of the terms and provisions of this Agreement are personal to Licensee and Seafont, and may not be assigned nor transferred, by operation of law or otherwise, except as regards Seafont, as provided in the Joint Venture Agreement. This Agreement, and the rights and obligations of eNote hereunder, shall be binding and inure to the benefit of eNote, its successors and assigns.

7.3 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary): (i) if delivered by hand to the party to whom said notice or other communication shall have been directed, upon such receipt; (ii) if mailed by certified or registered mail with postage prepaid, return receipt requested, on the third business day after mailing; (iii) if transmitted by facsimile, on the date of transmission, with such transmittal followed by delivery of a confirmation copy via one of the other methods set out herein or (iv) if mailed via internationally known overnight courier such as Federal Express on the second business day after mailing. All notices shall be addressed as set forth below or to any other address such party shall notify to the other Party in accordance with this
Section:

         (a)  If to Seafont to:     Level 2, 31 Bligh Street
                                    Sydney, Australia

           with a copy to:

         (b)  If to eNote to:       185 Allen Brook Lane
                                    Williston, VT 05495  USA
                                    Attn: President
                                    Facsimile: (802) 288 9000

          with a copy to:           H. Kenneth Merritt, Jr., Esq.
                                    Merritt & Merritt
                                    30 Main Street, Suite 330
                                    Box 5839
                                    Burlington, VT 05402 USA

         (c)  If to Licensee to:    eNote.com Australia


          with a copy to:

7.4 COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument and shall become effective when copies hereof, bearing the signatures of each of the Parties, shall have been received by Seafont, Licensee and eNote.

7.5 SEVERABILITY. If any provision of this Agreement shall be held to be incomplete, illegal, invalid or unenforceable, or if it becomes necessary to amend the Agreement in order to comply with an administrative or governmental order, the remaining provisions of the Agreement shall stay in force and the unenforceable, void or incomplete provision shall be replaced by a valid provision or amendment reflecting the economic and business objectives of the original Agreement.

7.6 GOVERNING LAW. This Agreement is made in and shall be governed in accordance with the federal laws of the United States of America and laws of the State of Vermont, USA, without regard to conflict of laws principles. The parties agree that any claim or action arising out of or in connection with this Agreement shall be resolved by a federal or state court located in Burlington, Vermont, USA and Seafont and Licensee expressly consent to the exclusive jurisdiction of such courts. The parties shall not raise in connection therewith, and hereby waive, the inconvenience of the forum, the lack of personal jurisdiction, the sufficiency of service of process so long as same is effected in accordance with the laws and regulations governing foreign service, and any right to trial by jury.

7.7 ACKNOWLEDGMENTS. Each party acknowledges that no representation or statement, and no understanding or agreement except for the Joint Venture Agreement, has been made, or exists, and that in entering into this Agreement each party has not relied on anything done or said or on any presumption in fact or in law (a) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; or (b) that in any way tends to change or modify the terms, or any of them, of this Agreement or to prevent this Agreement becoming effective; or (c) that in any way affects or relates to the subject matter hereof. Licensee and Seafont also acknowledge that the terms and conditions of the license granted pursuant to this Agreement, and the distribution rights, and each of them, are reasonable and fair and equitable.

7.8 HEADINGS. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

7.9 FORCE MAJEURE. No party shall be liable for any loss or damage or be deemed to be in breach of the Agreement to the extent that performance of such party's obligations or attempts to cure any breach under this Agreement are delayed or prevented as a result of any event or circumstance beyond its reasonable control, including without limitation, war, hostilities, civil war or rebellion (whether war be declared or not), strike, lockout or other industrial dispute, or act of God.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

                                         SEAFONT GROUP HOLDINGS PTY. LTD.


                                         By:__________________________________
                                             Name: Andrew Kelley
                                             Title: President


                                         eNOTE.COM, INC.


                                         By:__________________________________
                                             Name: John R. Varsames, President
                                             Title:


                                         eNOTE.COM AUSTRALIA

                                         By:__________________________________
                                             Name:
                                             Title:

                                    EXHIBIT A
                                    TERRITORY

3.       Australia
4.       New Zealand

                                    EXHIBIT B
                                      MARKS

Marks appearing below, together with such marks as eNote may in future adopt and use.

TRADEMARKS/SERVICE MARKS

     1.       eNote.com(TM)

     2.       TVemail(TM)

     3.       PCemail(TM)

     4.       WebATM(TM)

     5.       Twirp(TM)

     6.       AIRMOUSE(R)

     7.       Browserless Internet(TM)

     8.       TVewriter(TM)

     9.       EZ Color(TM)

     10.      BuyMail(TM)

     11.      TVemail.. The Answering Machine for the Internet(TM)

     12.      Get connected ... Simply(TM)

     13.      Simply Communicate(TM)

                                    EXHIBIT D
                       eNOTE'S TRADEMARKS AND TRADE NAMES

TRADEMARKS/SERVICE MARKS

     14.      eNote.com(TM)

     15.      TVemail(TM)

     16.      PCemail(TM)

     17.      WebATM(TM)

     18.      Twirp(TM)

     19.      AIRMOUSE(R)

     20.      Browserless Internet(TM)

     21.      TVewriter(TM)

     22.      EZ Color(TM)

     23.      BuyMail(TM)

     24.      TVemail.. The Answering Machine for the Internet(TM)

     25.      Get connected ... Simply(TM)

     26.      Simply Communicate(TM)